Exhibit 99.1

Dave Pickles to Step Down as Chief Technology Officer of The Trade Desk on September 29, 2023

VENTURA, Calif.--(BUSINESS WIRE)--August 30, 2023--Global advertising technology leader The Trade Desk (NASDAQ: TTD) today announced that Dave Pickles will step down as Chief Technology Officer on September 29, 2023. Pickles will also step down from his role on the company’s Board of Directors. Although he is retiring from these day-to-day roles, Pickles will continue as a long-term advisor to the company.

Along with the company’s CEO, Jeff Green, Pickles co-founded The Trade Desk in 2009. He joined the Board of Directors in 2021. In his role as CTO, Pickles has overseen all aspects of the company’s industry-leading demand-side platform, including engineering, product innovation and data science. In addition, he has been a leader in industry-wide initiatives to improve security, privacy and trust across the digital advertising ecosystem, most recently with Unified ID 2.0. Over the last two years, he has worked closely with Sairaj Uddin, SVP of Engineering, and Gruia Pitigoi-Aron, SVP of Product, as they have assumed these leadership roles, reporting to Green.

“When Jeff and I founded The Trade Desk 14 years ago, we shared a vision of a better way to price and buy digital advertising. Our amazing progress since then is testament to the incredible work of our product, engineering and data science teams,” said Pickles. “I could not be more proud of the innovation we are pioneering for our industry, and I look forward to continuing as an advisor to Jeff, Sairaj and Gruia and everyone else at The Trade Desk in the years ahead.”

“In founding and building The Trade Desk into the world’s largest independent demand-side advertising platform, I could not have asked for a better partner than Dave,” said Green. “Dave is one of the true innovators of advertising technology, not only in service of The Trade Desk, but also more broadly, in helping the industry move forward with transparency and trust. He leaves behind an incredibly talented technical leadership team. While I will miss his day-to-day counsel and contribution, I’m thrilled that he will continue as a close and valued advisor moving forward.”

About The Trade Desk

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn and YouTube.

Contacts

Melinda Zurich
The Trade Desk
melinda.zurich@thetradedesk.com
201-320-9398